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                                                                   EXHIBIT 10.42

August 20, 2004

Eric Wong
638 Island Place
Redwood City, CA  94065

RE: EMPLOYMENT TERMS

Dear Eric:

On behalf of RedEnvelope ("Company"), I am very pleased to confirm the following terms of your employment as the Company's Chief Financial Officer.

You will report directly to Alison May, President and Chief Executive Officer, and will work in our San Francisco office. The position of Chief Financial Officer is exempt. Your primary high-level duties in this position will include the management of the Company's financial planning, reporting and accounting practices. You will also be responsible for any other projects or assignments as directed by the President and Chief Executive Officer. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company.

You will receive an annualized salary of $200,000, less applicable payroll deductions and all required withholdings, in accordance with the Company's regular payroll practices.

You will be eligible to participate in the Company's standard benefits package. You will also be eligible for the Company's standard PTO and holiday benefits. The Company may modify or cancel benefits from time to time, as it deems appropriate in its sole discretion.

Your employment with the Company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without cause or advance notice. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. This at-will employment relationship cannot be changed except in writing signed by you and the Company's Chief Executive Officer. If the Company terminates your employment without cause, in exchange for you signing a general release of any all claims, the Company will pay you six (6) months severance in the total amount of $100,000.00, less applicable payroll deductions and all required withholdings. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company's regular payroll schedule, during the six calendar months following the termination of your employment.

As used in this agreement, "cause" shall mean material nonperformance or misconduct in the performance of your duties and responsibilities as an employee, indictment for a felony or another crime involving fraud or dishonesty, or theft or misappropriation of assets of the Company having more than nominal value.

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Eric Wong
August 20, 2004
Page 2

Your employment with the Company is contingent on your having signed the Company's standard employee confidentiality and invention assignment agreement prior to your start date, providing satisfactory proof of your right to work in the United States as required by law, and on the Company's verification of your qualifications, background, experience and references. You will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company's sole discretion.

Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to hiring, employment or the termination of employment with the Company (including without limitation any statutory or common law claims against the Company or any of its agents or employees) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, pursuant to the California Arbitration Act, California Code of Civil Procedure section 1280, et seq. You and the Company therefore waive any right to a jury trial on any such claims or matters. Any arbitration between the parties will be conducted before the American Arbitration Association ("AAA") in San Francisco, California, under the AAA's then existing national rules for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding employment-related disputes. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief. Before commencing any arbitration proceedings, any dispute between you and the Company or any of its agents or employees shall first be submitted, in writing, to the Company's Human Resource Officer (or if none, to the head of Finance & Accounting) for a good faith attempt at resolution.

This letter sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes any prior representations, understandings, promises or agreements, whether oral or written, by anyone regarding employment with the Company. The employment terms in this letter may only be modified in a writing signed by both you and the Company's Chief Executive Officer.

Sincerely,

RedEnvelope, Inc.

By: /s/ Alison May
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    Alison May

Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

ERIC WONG

/s/ Eric Wong                    8/20/04
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Signature                        Date

Eric Wong Offer